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                                                                    EXHIBIT 11.1

                                METAL MANAGEMENT

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS     THREE MONTHS
                                                                    ENDED            ENDED
                                                                JUNE 30, 1997    JUNE 30, 1996
                                                                -------------    -------------
Earnings:
  Net income from continuing operations.....................       $  221            $   5
  Gain on sale of discontinued operations...................          101                0
  Net income from discontinued operations...................            0              146
                                                                   ------            -----
       Net income...........................................       $  322            $ 151
                                                                   ======            =====
Primary earnings per share:
Weighted average common shares outstanding..................       11,921            9,370
Common stock equivalents (1)................................        2,031                0
                                                                   ------            -----
     Total primary shares...................................       13,952            9,370
                                                                   ======            =====
Per share amounts:
  Net income from continuing operations.....................       $ 0.02            $0.00
  Gain on sale of discontinued operations...................         0.00             0.00
  Net income from discontinued operations...................         0.00             0.02
                                                                   ------            -----
       Net income...........................................       $ 0.02            $0.02
                                                                   ======            =====
Fully diluted earnings per share:
Weighted average common shares outstanding..................       11,921            9,370
Common stock equivalents (1)................................        2,638                0
                                                                   ------            -----
          Total.............................................       14,559            9,370
                                                                   ======            =====
Per share amounts:
  Net income from continuing operations.....................       $ 0.02            $0.00
  Gain on sale of discontinued operations...................         0.00             0.00
  Net income from discontinued operations...................         0.00             0.02
                                                                   ------            -----
       Net income...........................................       $ 0.02            $0.02
                                                                   ======            =====

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(1) For the three months ended June 30, 1996, common stock equivalents were less than 3% of the weighted average shares outstanding and therefore, were not added to weighted average shares outstanding.

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